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[LOGO OF WHIRLPOOL CORPORATION]


                                 NEWS RELEASE


                                                     Contact:         T.R. Reid
                                                                   616/923-3417


           WHIRLPOOL BOARD RAISES QUARTERLY DIVIDEND BY 11.5 PERCENT

  BENTON HARBOR, Mich. -- Feb. 21, 1995 -- Whirlpool Corporation (NYSE:WHR) directors, meeting today in Chicago, voted to increase the company's quarterly per-share dividend by 11.5 percent, to 34 cents. The action marked the second time in 20 months that Whirlpool has raised its dividend payment.

  Chairman and CEO David R. Whitwam said confidence in the company's future was behind the increase.

  "Our businesses in North America, Europe, Latin America and Asia made major moves in 1994 to strengthen their competitive positions going forward," said Whitwam. "And they did so while turning in their best operating results ever.

  "Our global position is unmatched in the home-appliance industry today, and it's that base from which we've pledged to create superior long-term value for our shareholders. The dividend increase is another payment on that pledge."

  Whirlpool last boosted its dividend effective June 1993, from 27.5 to 30.5 cents per share. The increase announced today will be reflected in the quarterly dividend payment scheduled for March 15 to shareholders of record on March 3.

  The board also fixed March 3 as the record date for the annual meeting of Whirlpool stockholders, to be held in Chicago on April 18.

  Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 11 countries and markets products under 10 major brand names in more than 120 countries.
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              Administrative Center  Benton Harbor, Michigan 49022